Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE
AND JOINT ESCROW INSTRUCTIONS

BETWEEN

Flexsteel Industries, Inc.,
a Minnesota corporation,

AS SELLER

and
Greenlaw Acquisitions, LLC,
a California limited liability company,

AS BUYER

I	SUMMARY AND DEFINITION OF BASIC TERMS			1

II	RECITALS			2

III	AGREEMENT			3

	1.	Purchase and Sale		3

	2.	Purchase Price		3
		2.1	Purchase Price	3
		2.2	Deposit	3
		2.3	Cash Balance	4

	3.	Escrow		4
		3.1	Opening of Escrow	4
		3.2	Close of Escrow/Closing	4

	4.	Conditions Precedent to the Close of Escrow		4
		4.1	Buyer's Review	4
		4.2	Title Report	7
		4.3	Conditions Precedent to Buyer's Obligations:	7
		4.4	Failure of Conditions Precedent to Buyer's Obligations	8
		4.5	Conditions Precedent to Seller's Obligations	8

	5.	Deliveries to Escrow Holder		8
		5.1	Seller's Deliveries	8
		5.2	Buyer's Deliveries	9

	6.	Deliveries Upon Close of Escrow		10
		6.1	Tax Filings	10
		6.2	Prorations	10
		6.3	Recording	10
		6.4	Buyer Funds	10
		6.5	Documents to Seller	10
		6.6	Documents to Buyer	10
		6.7	Title Policy	10
		6.8	Seller Funds	10

	7.	Costs and Expenses		10

	8.	Prorations		11
		8.1	Ad Valorem Taxes	11
		8.2	Operating Expenses	11
		8.3	Contracts	11

	9.	Covenants of Seller		12
		9.1	Contracts	12
		9.2	New Leases	12
		9.3	Operation in the Ordinary Course	12

(i)

10.	AS-IS Sale and Purchase		12
	10.1	Buyer's Acknowledgment	12

11.	Seller's Representations and Warranties		15
	11.1	Formation; Authority	15
	11.2	Leases	16
	11.3	Code Compliance	16
	11.4	Litigation	16
	11.5	Foreign Person	16
	11.6	Subsequent Changes	16
	11.7	Seller's Knowledge	16
	11.8	Survival	17

12.	Buyer's Representations and Warranties		18
	12.1	Formation; Authority	18
	12.2	Patriot Act Compliance	19

13.	Casualty and Condemnation		19
	13.1	Material Casualty	19
	13.2	Non‑Material Casualty	20
	13.3	Material Condemnation	20
	13.4	Non‑Material Condemnation	20
	13.5	Materiality Standard	20
	13.6	Notice of Casualty and Condemnation	20

14.	Notices		21

15.	Broker Commissions		21

16.	Default		22
	16.1	Default by Seller	22
	16.2	Default by Buyer	22
	16.3	Indemnities; Defaults after Closing or Termination	23
	16.4	Limited Liability	23

17.	Assignment		23

18.	Miscellaneous		24
	18.1	Governing Law	24
	18.2	Partial Invalidity	24
	18.3	Waivers	24
	18.4	Successors and Assigns	24
	18.5	Professional Fees	24
	18.6	Entire Agreement	24
	18.7	Time of Essence/Business Days	25
	18.8	Construction	25

19.	Exchange		25

20.	Confidentiality		26

(ii)

EXHIBITS

Exhibit "A"	Legal Description
Exhibit "B"	Grant Deed
Exhibit "C-1"	Transferor's Certification of Non-Foreign Status
Exhibit "C-2"	Withholding Exemption Certificate for Real Estate Sales
Exhibit "D"	Intentionally Deleted
Exhibit "E"	Intentionally Deleted
Exhibit "F"	Assignment of Contracts and Assumption Agreement
Exhibit "G"	Bill of Sale
Exhibit "H"	General Assignment
Exhibit "I"	List of Leases
Exhibit "J"	List of Service Contract

(iii)

INDEX

Page(s)

Agreement	1
Approved Contracts	6
Assignment of Contracts	9
Bill of Sale	9
Broker	1
Building	1
Buyer	1
Buyer Parties	23
Buyer's Notice Address	1
Buyer's Representatives	26
CAP Amount	24
Claims	15
Close of Escrow	4
Closing	4
Closing Date	2
Contracts	5
Cooperating Party	26
Deed	9
Deposit	1
Disapproved Contracts	6
Due Diligence Investigations	3
Due Diligence Items	5
Effective Date	1
Environmental Laws	13
Escrow Holder	2
Escrow Holder's Notice Address	2
Escrow Instructions	4
Floor Amount	24
General Assignment	9
Hazardous Substances	14
Immediately Available Funds	4
Improvements	2
Independent Consideration	4
Intangible Personal Property	3
Intrusive Tests	6
Land	2
Leases	2
Monetary Liens	7
Natural Hazard Expert	15
New Contracts	12
Non-Repair Notice	20
Official Records	4
Opening of Escrow	4
Other Documents	24

(iv)

Page(s)

Permitted Exceptions	8
Personal Property	3
Prohibited Person	18
Property	3
PTR	7
Purchase Price	1
Real Property	2
Reports	5
Requesting Party	26
Seller	1
Seller Group	13
Seller's Representative	2
Seller's Response	7
Tax Certificates	9
Title Company	2
Title Notice	7

(v)

AGREEMENT OF PURCHASE AND SALE
AND JOINT ESCROW INSTRUCTIONS
(7227 Central Avenue, Riverside, CA)

I

SUMMARY AND DEFINITION OF BASIC TERMS

This Agreement of Purchase and Sale and Joint Escrow Instructions (the "Agreement"), dated as of the Effective Date set forth in Section 1 of the Summary of Basic Terms, below, is made by and between Flexsteel Industries, Inc., a Minnesota corporation ("Buyer"), and Greenlaw Acquisitions, LLC, a California limited liability company ("Seller").  The terms set forth below shall have the meanings set forth below when used in the Agreement.

TERMS OF AGREEMENT (first reference in the Agreement)	DESCRIPTION
1. Effective Date (Introductory Paragraph):	August 26, 2019.
2. Building (Recital A):	The building containing approximately 236,000 square feet located on the Land situated in the City of Riverside, County of Riverside, California, and commonly known as the "7227 Central Avenue".
3. Broker (Section 15):	CBRE, Inc.
4. Buyer's Notice Address (Section 14):	18301 Von Karman Avenue, Suite 250 Irvine, California 92612 Attn: Scott Murray Fax No.: (949) 221-8191
5. Purchase Price (Section 2.1):	Twenty Million Five Hundred Thousand Dollars ($20,500,000)
6. Deposit (Section 2.2.1):	Five Hundred Thousand Dollars ($500,000)
7. Escrow Holder and Escrow Holder's Notice Address (Section 3):	First American Title Company 18500 Von Karman Avenue, Suite 600 Irvine, California 92612 Attn: Ryan Hahn Fax No.: (877) 372-0261 (John Jackson, Sales Rep)
8. Closing Date (Section 3.2):	September 26, 2019
9. Title Company (Section 4.2):	First American Title Company
10. Seller's Representative (Section 11.7):	Marcus D. Hamilton

II

RECITALS

A.             Seller owns that certain parcel of land more particularly described on Exhibit "A" attached hereto (the "Land"), which land is improved with the Building.

B.             Seller desires to sell and convey to Buyer and Buyer desires to purchase and acquire from Seller all of Seller's right, title and interest in and to the following:

i.            The Land and all rights, privileges, easements and appurtenances benefiting or appurtenant to the Land and/or the Improvements, including, without limitation, Seller's interest, if any, in all mineral and water rights and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land and/or the Improvements (the Land, the Improvements and all such rights, privileges, easements and appurtenances are sometimes collectively hereinafter referred to as the "Real Property");

ii.              The Building, associated parking and landscaped areas and all other improvements located on the Land (the "Improvements");

iii.           All leases, licenses and occupancy agreements covering the Land and Improvements, if any, a list of which is attached hereto as Exhibit "I", and any new leases which may be entered into subsequent to the Effective Date in accordance with the terms hereof (said leases and agreements, together with any and all amendments, modifications or supplements thereto, are hereinafter referred to collectively as the "Leases");

iv.              The Approved Contracts (as defined below);

v.                All personal property, equipment, supplies and fixtures (collectively, the "Personal Property") owned by Seller, used exclusively in the operation of the Real Property and located at the Property; and

vi.           To the extent assignable, with costs to Seller not exceeding $100.00, any warranties, guaranties, licenses, permits, plans, specifications, architectural and engineering drawings, entitlements, governmental approvals and certificates of occupancy which benefit or relate to the Real Property, the Improvements, and/or the Personal Property (the "Intangible Personal Property").  The Real Property, the Improvements, the Personal Property, the Approved Contracts and the Intangible Personal Property are sometimes collectively referred to as the "Property".

C.             From the Effective Date until the Closing or earlier termination of this Agreement, Buyer will have the opportunity to conduct all due diligence with regard to the Property as set forth in Sections 4.1 and 4.2 below (collectively, the "Due Diligence Investigations").

III

AGREEMENT

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows, and hereby instruct Escrow Holder as follows.

1.               Purchase and Sale.  Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property upon the terms and conditions set forth in this Agreement.

2.               Purchase Price.

2.1             Purchase Price.  Buyer shall pay the Purchase Price for the Property as hereinafter provided in this Section 2.

2.2             Deposit.

2.2.1                Deposit.  Prior to the Effective Date, Buyer has delivered to Escrow Holder the Deposit in Immediately Available Funds (as defined below).  The Deposit shall be or has been deposited by Escrow Holder in an interest-bearing account at a federally insured institution as Escrow Holder and Seller deem appropriate and consistent with the timing requirements of this Agreement.  The interest thereon shall accrue to the benefit of the party receiving the Deposit pursuant to the terms of this Agreement, and Buyer and Seller hereby acknowledge that there may be penalties or interest forfeitures if the applicable instrument is redeemed prior to its specified maturity.  Buyer agrees to provide its Federal Tax Identification Number to Escrow Holder upon the opening of Escrow.  Concurrently with the execution of this Agreement,  the Deposit shall become non-refundable except as otherwise provided in this Agreement.  The Deposit together with interest accrued thereon shall be:  (i) applied and credited toward payment of the Purchase Price at the Close of Escrow, or (ii) retained by Seller as liquidated damages pursuant to Section 16.2 below, or (iii) returned to Buyer if (a) this Agreement is terminated by Buyer, and the provisions of Sections 4.4 or 13 apply, or (b) this Agreement is terminated because of a breach by Seller.

2.2.2                Independent Consideration.  Notwithstanding anything in this Agreement to the contrary, One Hundred Dollars ($100.00) of the Deposit (the "Independent Consideration") shall be paid to Seller and considered completely nonrefundable to Buyer in all events, it being the intent of the parties to recognize that such amount has been bargained for and agreed to as independent consideration for Buyer's exclusive right to purchase the Property pursuant to and in accordance with this Agreement and for Seller's execution and delivery of this Agreement.

2.3             Cash Balance.  On or before one (1) business day prior to the Closing Date, Buyer shall deposit with Escrow Holder cash by means of a confirmed wire transfer through the Federal Reserve System ("Immediately Available Funds") in the amount of the balance of the Purchase Price, plus Buyer's share of expenses and prorations, less any applicable credits, as described in this Agreement.

3.               Escrow.

3.1                Opening of Escrow.  Buyer and Seller shall promptly deliver a fully executed copy of this Agreement to Escrow Holder, and the date of Escrow Holder's receipt thereof is referred to as the "Opening of Escrow".  Seller and Buyer shall execute and deliver to Escrow Holder any additional or supplementary instructions as may be necessary or convenient to implement the terms of this Agreement and close the transactions contemplated hereby, provided such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement.  Such supplementary instructions, together with the escrow instructions set forth in this Agreement, as they may be amended from time to time by the parties, shall collectively be referred to as the "Escrow Instructions".  The Escrow Instructions may be amended and supplemented by such standard terms and provisions as the Escrow Holder may request the parties hereto to execute; provided, however, that the parties hereto and Escrow Holder acknowledge and agree that in the event of a conflict between any provision of such standard terms and provisions supplied by the Escrow Holder and the Escrow Instructions, the Escrow Instructions shall prevail.

3.2                  Close of Escrow/Closing.  For purposes of this Agreement, the "Close of Escrow" or the Closing" shall mean the date on which the Deed (as defined in Section 5.1.1 below) is recorded in the official records of the county where the Land is located (the "Official Records"), or if the Closing occurs on a "gap closing" basis, the date on which Escrow Holder receives from Buyer and Seller all funds and documents required to be delivered hereunder to Escrow Holder, Buyer and Seller have authorized Escrow Holder to close this transaction, and Escrow Holder confirms that the Closing has occurred.  The Close of Escrow shall occur on the Closing Date.

4.               Conditions Precedent to the Close of Escrow.

4.1             Buyer's Review.

4.1.1                Delivery of Due Diligence Materials by Seller.  Buyer hereby acknowledges and agrees that Seller has made available to Buyer by means of a "file transfer protocol" (FTP) internet site for inspection and right to copy, at Buyer's expense, all original or true and complete copies of the most recent environmental studies, site assessments and reports, soils studies, engineering and architectural studies and reports, and surveys, and plans, specifications, maps and other similar materials relating to the physical and environmental condition of the Property and any other documents or materials relating to the Property or as reasonably required by Buyer, in Seller's possession ("Reports"); provided, however, Buyer may request any additional documents from Seller to the extent such documents are within the possession of Seller.  Seller makes no representations or warranties regarding the accuracy of the Reports or that the Reports are complete copies of the same.  Buyer acknowledges and understands that all such materials made available by Seller are only for Buyer's convenience in making its own examination and determination as to whether it wishes to purchase the Property, and, in so doing, Buyer shall rely exclusively upon its own independent investigation and evaluation of every aspect of the Property and not on any materials made available by Seller (including the Due Diligence Items).

Without limiting the generality of the foregoing, prior to the Effective Date, Seller also made available to Buyer, including by means of such file transfer protocol (FTP) internet site, for review and copying, at Buyer's expense, the following due diligence items to the extent in the possession of Seller (together with the Reports, collectively, "Due Diligence Items") which shall be original or true copies, to the extent in the possession of Seller:  (a) any plans and specifications for the Property, (b) copies of all service contracts or service agreements relating to the operation and maintenance of the Property to which Seller is a party, including, without limitation, the service contracts set forth on Exhibit "J" hereto (but expressly excluding any contracts Seller determines are "master contracts" affecting the Property and other properties) (collectively, the "Contracts"); (c) property tax bills for the last two (2) fiscal tax years if the Property has been owned by Seller for more than two (2) years, and the property tax bill for the current year to the extent in the possession of Seller; (d) operating statements for the Property for the last two (2) calendar years and the current year-to-date; (e) any existing ALTA survey (f) any licenses and permits; and (g) prior design plans and reports.  Buyer acknowledges and understands that all such materials made available by Seller are only for Buyer's convenience in making its own examination and determination  as to whether it wishes to purchase the Property, and, in so doing, Buyer shall rely exclusively upon its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Seller acknowledges that Buyer may desire to discuss or otherwise inquire about matters related to the Property with various governmental entities and utilities and the other Due Diligence Items with such third parties, which contact and discussion has, and shall continue to be coordinated through Seller’s Representative.

Commencing on the Effective Date (the  and continuing until the Closing Date unless Buyer terminates this Agreement prior thereto, Buyer and its authorized agents, employees, consultants, inspectors, appraisers, engineers, consultants, contractors and prospective tenants, lenders and investors (collectively, the “Buyer’s Consultants”) shall have the right to review and investigate the Due Diligence Items, the physical and environmental condition of the Property, the character, quality, value and general utility of the Property, the zoning, land use, environmental and building requirements and restrictions applicable to the Property, the state of title to the Property, the square footage of the Building and/or Property, and any other factors or matters relevant to Buyer's decision to purchase the Property.  Buyer, in Buyer's sole and absolute discretion, may determine whether or not the Property is acceptable to Buyer and whether Buyer can secure appropriate financing thereon.  Buyer shall provide Seller with at least one (1) business day prior written (which may be electronic) notice of its desire to enter upon the Real Property for inspection and/or testing and any such inspections or testing shall be conducted at a time and manner reasonably approved by Seller and to minimize disruption or interference with the operation of the Property by Seller.  Seller shall have the right to be present at any such inspections or testings.  Prior to conducting any inspections or testing, if requested by Seller, Buyer and Buyer’s Consultants, shall deliver to Seller a certificate of insurance naming Seller as an additional insured by endorsement (on a primary, non-contributing basis) evidencing commercial general liability and property damage insurance with limits of not less than Two Million Dollars ($2,000,000.00) in the aggregate for liability coverage and not less than One Million Dollars ($1,000,000.00) in the aggregate for property damage.  Notwithstanding the foregoing, Buyer shall not be permitted to undertake any air sampling or any intrusive or destructive testing of the Property, including, without limitation, a "Phase II" environmental assessment (collectively, the "Intrusive Tests"), nor will Buyer be entitled to directly contact or communicate with the RWQCB, EPA or other local, State or Federal agency regarding the environmental condition of the Property other than requests for documentation or records relating to the Property, without in each instance first obtaining Seller's prior written consent thereto, which consent Seller may give or withhold in Seller's sole and absolute discretion.  If Seller fails to advise Buyer of its approval of any proposed Intrusive Tests within such one (1) business day period, such failure shall be deemed Seller's disapproval thereof.  Buyer shall restore the Property, to the extent reasonably practicable, to its original condition immediately after any and all testing and inspections conducted by or on behalf of Buyer.  Buyer hereby indemnifies and holds Seller, the Seller Group (as defined below) and the Property harmless from any and all actions, claims, liabilities, and reasonable out-of-pocket costs, loss, damages or expenses of any nature actually incurred by Seller or liens arising out of or resulting from any entry and/or activities upon the Property by Buyer and/or Buyer's Consultants, to the extent not caused by Seller’s negligence or willful misconduct; provided, however, such obligations shall not be applicable to Buyer's mere discovery of any pre‑existing adverse physical condition at the Property, except to the extent Buyer and/or Buyer's Consultants aggravate such pre-existing condition.  Buyer shall at all times keep the Property free and clear of any mechanics’, materialmen’s or design professional’s claims or liens arising out of or relating to its investigations of the Property by Buyer or Buyer's Consultants.  Buyer's obligations under this section shall survive the Close of Escrow or any termination of this Agreement.

4.1.2                Contracts.  Buyer hereby notifies Seller that Buyer desires all Contracts to be terminated on or before the Closing (the "Disapproved Contracts").  Seller shall provide written notice of termination to those applicable third parties with respect to such Disapproved Contracts on or before the Closing.  Those Contracts expressly approved by Buyer, if any, (the "Approved Contracts") shall be assigned by Seller to, and assumed by, Buyer at the Closing.  Seller shall assign its rights and interests under the Approved Contracts to Buyer at the Closing pursuant to the Assignment of Contracts and Assumption Agreement, in substantially the form attached hereto as Exhibit "F", and made a part hereof.

4.1.3                  Intentionally Deleted.

4.1.4            Due Diligence Materials.  In the event Buyer does not purchase the Property for any reason other than a default by Seller hereunder, within five (5) days after the date this Agreement is terminated Buyer shall destroy and/or return to Seller all documents, information and other materials supplied by Seller to Buyer, and, at Seller's written request, without warranty or representation of any kind, deliver to Seller any third party inspection reports, studies, surveys, and other reports and/or test results relating to the Property which were prepared by consultants retained by Buyer in contemplation of this Agreement.

4.2             Title Report.  Prior to the Effective Date, Seller caused Title Company to deliver to Buyer a preliminary title report for the Property (the "PTR"), and copies of all underlying title documents described in the PTR and Buyer shall have provided written notice (the "Title Notice") to Seller of any matters shown by the PTR or on any survey obtained by Buyer which are not satisfactory to Buyer.  As of the Effective Date, Buyer unconditionally approves the condition of title to the Property, except those title and survey issues Seller has agreed in writing to cure; provided, however, that, Seller agrees to have removed on or before the Closing Date as a condition to Closing for the benefit of Buyer, liens secured by deeds of trust securing loans made to Seller, mechanics' liens relating to work contracted for by Seller, judgment liens against Seller, and delinquent real property taxes (herein "Monetary Liens").  If any supplemental title report or update containing any exceptions not included in the PTR (the “New Exceptions”) is issued on or after the Effective Date, Buyer will be entitled to object to the New Exceptions by delivering a Title Notice to Seller no later than two (2) business days following Buyer’s receipt of such supplement or update.  If Buyer delivers a Title Notice with respect to any New Exceptions, Seller shall have two (2) business days within which to deliver written notice to Buyer and Escrow Holder identifying which disapproved New Exceptions Seller shall undertake to cure or not cure ("Seller's Response").  If Seller does not expressly agree in writing to remove the objectionable New Exception(s) Buyer may either terminate this Agreement and the Deposit, with all interest earned thereon, shall be delivered to Buyer, and neither party shall have any further rights or obligations hereunder except for those expressly stated to survive the termination of this Agreement or waive its objections to the New Exceptions.  If necessary, the Closing Date shall be extended, in no event by more than four (4) days, to allow for the review and response process relating to any New Exceptions.  If Buyer does not deliver the Title Notice, the New Exceptions will be deemed approved by Buyer.

4.3             Conditions Precedent to Buyer's Obligations:

4.3.1                Title Policy.  On or before the Closing, and as a condition to Closing for the benefit of Buyer, Title Company shall have irrevocably and unconditionally committed to issue to Buyer the Title Policy.  As used herein, the term "Title Policy" shall mean a 2006 ALTA extended coverage Owner's Policy of Title Insurance with liability in the amount of the Purchase Price, showing title to the Real Property vested in Buyer, subject only to the preprinted standard exceptions in such Title Policy, exceptions approved or deemed approved by Buyer pursuant to Section 4.2 above, and non-delinquent real property taxes and special assessments, any exceptions arising from Buyer's actions and any matters which would be disclosed by an accurate survey or physical inspection of the Property (collectively, the "Permitted Exceptions").  Notwithstanding the foregoing, if Buyer fails to provide an ALTA survey for the Real Property acceptable to the Title Company for purposes of issuing the Title Policy, then the Title Policy to be issued on the Close of Escrow shall be an ALTA standard coverage Owner's Policy of Title Insurance which shall include a general survey exception.  The Close of Escrow shall not be extended due to Buyer's Title Policy requirements.

4.3.2                Seller's Performance.  Seller shall have duly performed its obligations hereunder in all material respects.

4.3.3                Accuracy of Representations and Warranties.  Subject to Section 11.6 below, on the Closing Date, all representations and warranties made by Seller in Section 11 shall be true and correct in all material respects as if made on and as of the Closing Date.

4.3.4                Physical Condition of the Property.  The Real Property, or any material portion thereof, shall not have been materially destroyed or damaged from the Effective Date through the Closing Date.

4.3.5                Other Conditions.  All other conditions to Closing for the benefit of Buyer set forth in this Agreement, have been satisfied or waived in writing.

4.4             Failure of Conditions Precedent to Buyer's Obligations.  Buyer's obligations with respect to the transactions contemplated by this Agreement are subject to the satisfaction of the conditions precedent to such obligations for Buyer's benefit set forth in Section 4.3.  If Buyer terminates this Agreement  because of the failure of such condition precedent, then Escrow Holder shall return the Deposit to Buyer (plus interest accrued on the Deposit only while held by Escrow Holder) in accordance with Buyer's written instructions within five (5) business days following Buyer's delivery of a written termination notice to Seller and Escrow Holder, Seller and Buyer shall each pay one‑half (1/2) of any Escrow cancellation fees or charges, and except for Buyer's indemnity and confidentiality obligations under the Agreement which expressly survive termination of the Agreement, the parties shall have no further rights or obligations to one another under this Agreement.

4.5              Conditions Precedent to Seller's Obligations.  The Close of Escrow and Seller's obligations with respect to the transactions contemplated by this Agreement are subject to the timely satisfaction or waiver of the following conditions:  Buyer shall have duly performed its obligations hereunder in all material respects, and Buyer's representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date.  Without limitation of the foregoing, Buyer shall have timely delivered the Purchase Price pursuant to the provisions of Section 2 above.

5.                        Deliveries to Escrow Holder.

5.1                Seller's Deliveries.  Seller hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder at least one (1) business day prior to the Closing Date (or other date specified) the following instruments and documents, the delivery of each of which shall be a condition to the Close of Escrow:

5.1.1                Deed.  An original Grant Deed in the form of Exhibit "B" attached hereto, duly executed and acknowledged in recordable form by Seller, conveying fee simple title to the Real Property to Buyer (the "Deed");

5.1.2                Non-Foreign Certifications.  Certificates in the forms of Exhibit "C‑1" and "C‑2" attached hereto duly executed by Seller (the "Tax Certificates");

5.1.3                Assignment of Contracts and Assumption Agreement.  Two (2) counterparts of the Assignment of Contracts and Assumption Agreement in the form attached hereto as Exhibit "F", duly executed by Seller pursuant to which Seller shall assign to Buyer all of Seller's right, title and interest in, under and to the Approved Contracts, if any ("Assignment of Contracts");

5.1.4                Bill of Sale.  Two (2) counterparts of a Bill of Sale in the form attached hereto as Exhibit "G" duly executed by Seller conveying Seller's right, title and interest in and to the Personal Property ("Bill of Sale");

5.1.5                General Assignment.  Two (2) counterparts of a General Assignment in the form of Exhibit "H" attached hereto duly executed by Seller (the "General Assignment");

5.1.6              Proof of Authority.  Such proof of Seller's authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller, as may be reasonably required by Title Company;

5.1.7                Closing Statement.  Seller’s closing statement executed by Seller;

5.1.8                Owner’s Affidavit.  Such owner’s affidavits and certificates as may be reasonably required by the Title Company, in a form reasonably acceptable to Seller and the Title Company; and

5.1.9                Additional Documents.  Such other documents and instruments as may be reasonably required by Escrow Holder or the Title Company to consummate the transaction contemplated herein.

5.2            Buyer's Deliveries.  Buyer hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder at least one (1) business day prior to the Closing Date the following funds, instruments and documents, the delivery of each of which shall be a condition to the Close of Escrow:

5.2.1                Buyer's Funds.  The balance of the Purchase Price, and such additional funds, if any, necessary to comply with Buyer's obligations hereunder regarding prorations, credits, costs and expenses;

5.2.2                Assignment of Contracts.  Two (2) counterparts of the Assignment of Contracts duly executed by Buyer;

5.2.3                Bill of Sale.  Two (2) counterparts of the Bill of Sale duly executed by Buyer;

5.2.4                General Assignment.  Two (2) counterparts of the General Assignment duly executed by Buyer;

5.2.5                Closing Statement.  Buyer’s closing statement executed by Buyer;

5.2.6                Additional Documents.  Such other documents and instruments as may be reasonably required by Escrow Holder or the Title Company to consummate the transaction contemplated herein; and

5.2.7                Proof of Authority.  Such proof of Buyer's authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer, as may be reasonably required by Title Company.

6.                Deliveries Upon Close of Escrow.  Upon the Close of Escrow, Escrow Holder shall promptly undertake all of the following:

6.1             Tax Filings.  The Title Company shall file the information return for the sale of the Property required by Section 6045 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.

6.2             Prorations.  Prorate all matters referenced in Section 8 based upon the statement delivered into Escrow signed by the parties;

6.3             Recording.  Cause the Deed and any other documents which the parties hereto may direct, to be recorded in the Official Records in the order directed by the parties;

6.4                Buyer Funds.  Disburse from funds deposited by Buyer with Escrow Holder towards payment of all items and costs (including, without limitation, the Purchase Price) chargeable to the account of Buyer pursuant hereto in payment of such items and costs and disburse the balance of such funds, if any, to Buyer;

6.5             Documents to Seller.  Deliver to Seller counterpart originals of the Assignment of Contracts, the Bill of Sale and the General Assignment executed by Buyer and a conformed recorded copy of the recorded Deed;

6.6            Documents to Buyer.  Deliver to Buyer an original of the Tax Certificates, and counterpart originals of the Assignment of Contracts, Bill of Sale and General Assignment appropriately executed by Seller, a conformed recorded copy of the Deed, and, when issued, the Title Policy;

6.7            Title Policy.  Direct the Title Company to issue the Title Policy to Buyer; and

6.8                Seller Funds.  Deduct all items chargeable to the account of Seller pursuant to Section 7.  If, as the result of the net prorations and credits pursuant to Section 8, amounts are to be charged to the account of Seller, deduct the total amount of such charges (unless Seller elects to deposit additional funds for such items in Escrow); and if amounts are to be credited to the account of Seller, disburse such amounts to Seller, or in accordance with Seller's instructions, at Close of Escrow.  Disburse the Purchase Price to Seller, or as otherwise directed by Seller, promptly upon the Close of Escrow in accordance with Seller's wire transfer instructions.

7.             Costs and Expenses.  Seller shall pay (i) that portion of the Title Policy premium for standard ALTA owner's coverage, (ii) all documentary transfer taxes assessed by the County and one‑half (1/2) of any documentary taxes assessed by the City, (iii) one‑half (½) of the Escrow Holder's fee, and (iv) the cost of any title endorsements that Seller agreed to pay for in writing.  In addition Seller shall pay outside of Escrow all legal and professional fees and costs of attorneys and other consultants and agents retained by Seller.  Buyer shall pay through Escrow (w) all document recording charges, (x) one‑half (1/2) of the documentary transfer taxes assessed by the City, (y) the balance of the Title Policy premium (including the premium for the ALTA extended coverage and any title endorsements requested by Buyer), and (z) one‑half (½) of the Escrow Holder's fee and all charges for the ALTA Survey.  Buyer shall pay outside of Escrow all costs and expenses related to the Due Diligence Investigations, and all legal and professional fees and costs of attorneys and other consultants and agents retained by Buyer.  Buyer will be responsible for the payment of all excise, transfer and use taxes imposed with respect to the conveyance of any personal property contemplated by this Agreement and will indemnify and hold Seller harmless from the payment of such taxes.

8.                Prorations.  The following prorations between Seller and Buyer shall be made by Escrow Holder computed as of the Close of Escrow:

8.1                Ad Valorem Taxes.  All real estate and personal property taxes attributable to the Property will be prorated at Closing.  Seller shall be charged with all such taxes up to, but not including, the Closing Date.  If the applicable tax rate and assessments for the Property have not been established for the year in which Closing occurs, the proration of real estate and/or personal property taxes, as the case may be, will be based upon the rate and assessments for the preceding year.  Real property tax refunds and credits received after the Closing which are attributable to a fiscal tax year prior to the Closing shall belong to Seller, and those which are attributable to the fiscal tax year in which the Closing occurs shall be prorated based upon the date of Closing.

8.2             Operating Expenses.  All utility service charges for electricity, heat and air conditioning service, other utilities, elevator maintenance, common area maintenance, taxes other than real estate taxes such as rental taxes, other expenses incurred in operating the Property that Seller customarily pays, and any other costs incurred in the ordinary course of business or the management and operation of the Property, shall be prorated on an accrual basis.  Seller shall pay all such expenses that accrue prior to the Close of Escrow and Buyer shall pay all such expenses accruing on the Close of Escrow and thereafter.  Seller and Buyer shall obtain billings and meter readings as of the Close of Escrow to aid in such prorations.

8.3                  Contracts.  Amounts payable under the Approved Contracts, if any, shall be prorated on an accrual basis.  Seller shall pay all amounts due thereunder which accrue prior to the Close of Escrow and Buyer shall pay all amounts accruing on the Close of Escrow and thereafter.

At least two (2) business days prior to the Close of Escrow, the parties shall agree upon all of the prorations to be made and submit a statement to Escrow Holder setting forth the same.  In the event that any prorations, apportionments or computations made under this Section 8 shall require final adjustment, then the parties shall make the appropriate adjustments promptly when accurate information becomes available and either party hereto shall be entitled to an adjustment to correct the same, but in no event shall such final adjustment occur later than ninety (90) days following the Close of Escrow.  Any corrected adjustment or proration shall be paid in cash to the party entitled thereto.  The provisions of this Section 8 shall survive the Close of Escrow.

9.                Covenants of Seller.  Seller hereby covenants with Buyer, as follows:

9.1                 Contracts.  Between the Effective Date and the Closing Date,  Seller will not enter into any new Contracts or any amendments or modifications to the existing Contracts, which new Contracts, amendments or modifications will survive Closing or otherwise affect the use, operation or enjoyment of the Property after Closing (collectively, "New Contracts"), without Buyer's prior written consent, which consent may be withheld in Buyer's reasonable discretion, and which consent will be deemed to have been denied by Buyer if Buyer does not notify Seller in writing to the contrary within three (3) business days after Seller provides written notice to Buyer of such New Contract.

9.2                 New Leases.  Between the Effective Date and the Closing Date Seller will not enter into any new Leases (“New Leases”) without Buyer's prior written consent, which consent may be withheld in Buyer's sole discretion, and which consent will be deemed to have been denied by Buyer if Buyer does not notify Seller in writing to the contrary within three (3) business days after Seller provides written notice to Buyer of such New Lease.

9.3               Operation in the Ordinary Course.  Subject to Sections 9.1 and 9.2 above, from the date of this Agreement until the Close of Escrow, Seller shall (i) operate and manage the Property in accordance with prudent business practices and in the ordinary course and consistent with Seller's past practices, (ii) maintain all present services and amenities, (iii) maintain the Property in good condition, repair and working order (but Seller shall not be required to make capital improvements), (iv) keep on hand sufficient materials, supplies, equipment and other personal property for the efficient operation and management of the Property, (v) perform when due, and otherwise comply with, all of Seller's obligations and duties under the Approved Contracts, (vi) maintain all existing insurance coverage for the Property in full force and effect, and (vii) not make any material alterations to the Property.  None of the Personal Property shall be removed from the Real Property, unless replaced by unencumbered personal property of equal or greater utility and value.

10.                AS-IS Sale and Purchase.  Buyer acknowledges, by its initials as set forth below, that the provisions of this Section 10 have been required by Seller as a material inducement to enter into the contemplated transactions, and the intent and effect of such provisions have been explained to Buyer by Buyer's counsel and have been understood and agreed to by Buyer.

10.1               Buyer's Acknowledgment.  As a material inducement to Seller to enter into this Agreement and to convey the Property to Buyer, Buyer hereby acknowledges and agrees that:

10.1.1                AS-IS.  Except as otherwise expressly set forth in this Agreement, and subject to Seller's representations and warranties set forth in this Agreement, Buyer is purchasing the Property in its existing condition, "AS-IS, WHERE-IS, WITH ALL FAULTS", and upon the Closing Date has made or has waived all inspections and investigations of the Property and its vicinity which Buyer believes are necessary to protect its own interest in, and its contemplated use of, the Property.

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Buyer's Initials

10.1.2                No Representations.  Other than the express representations and warranties of Seller contained in this Agreement, neither Seller, nor any person or entity acting by or on behalf of Seller, nor any direct or indirect, parent, member, partner, officer, director, shareholder or employee of Seller or any of the foregoing, nor any agent, affiliate, successor or assign of Seller or any of the foregoing (collectively, the "Seller Group") has made any representation, warranty, inducement, promise, agreement, assurance or statement, oral or written, of any kind to Buyer upon which Buyer is relying, or in connection with which Buyer has made or will make any decisions concerning the Property or its vicinity including, without limitation, its use, condition, value, square footage, compliance with "Governmental Regulations", existence or absence of Hazardous Substances, or the permissibility, feasibility, or convertibility of all or any portion of the Property for any particular use or purpose, including, without limitation, its present or future prospects for sale, lease, development, occupancy or suitability as security for financing.  As used herein, the term "Governmental Regulations" means any laws (including Environmental Laws), ordinances, rules, requirements, resolutions, policy statements and regulations (including, without limitation, those relating to land use, subdivision, zoning, Hazardous Substances, occupational health and safety, handicapped access, water, earthquake hazard reduction, and building and fire codes) of any governmental or quasi-governmental body or agency claiming jurisdiction over the Property.  As used in this Agreement, the following definitions shall apply:  "Environmental Laws" shall mean all federal, state and local laws, ordinances, rules and regulations now or hereafter in force, whether statutory or common law, as amended from time to time, and all federal and state court decisions, consent decrees and orders interpreting or enforcing any of the foregoing, in any way relating to or regulating human health or safety, or industrial hygiene or environmental conditions, or protection of the environment, or pollution or contamination of the air, soil, surface water or groundwater, and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., and the Clean Water Act, 33 U.S.C. § 1251, et seq.  "Hazardous Substances" shall mean any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant, or words of similar import, in any of the Environmental Laws, and includes asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum-based products and petroleum additives and derived substances, lead-based paint, mold, fungi or bacterial matter, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity.

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Buyer's Initials

10.1.3                No Implied Warranties.  Excepting any representation or warranty set forth herein, Seller hereby specifically disclaims:  (a) all warranties implied by law arising out of or with respect to the execution of this Agreement, any aspect or element of the Property, or the performance of Seller's obligations hereunder including, without limitation, all implied warranties of merchantability, habitability and/or fitness for a particular purpose; and (b) any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning (i) the nature and condition of the Property or other items conveyed hereunder, including, without limitation, the water, soil, and geology, the suitability thereof and of the Property or other items conveyed hereunder for any and all activities and uses which Buyer may elect to conduct thereon, the existence of any environmental hazards or conditions thereon (including but not limited to the presence of asbestos or other Hazardous Substances) or compliance with applicable Environmental Laws; (ii) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation,  condition or otherwise; and (iii) the compliance of the Property or other items conveyed hereunder or its operation with any Governmental Regulations.

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Buyer's Initials

10.1.4                Information Supplied by Seller.  Buyer specifically acknowledges and agrees that, except as expressly contained in this Agreement, the Seller has made no representation or warranty of any nature concerning the accuracy or completeness of any documents delivered or made available for inspection by Seller to Buyer, including, without limitation, the Due Diligence Items, and that Buyer has undertaken such inspections of the Property as Buyer deems necessary and appropriate and that Buyer is relying solely upon such investigations and not on any of the Due Diligence Items or any other information provided to Buyer by or on behalf of Seller.  Buyer specifically acknowledges that some of the Due Diligence Items have been prepared by third parties with whom Buyer has no privity and Buyer acknowledges and agrees that no warranty or representation, express or implied, has been made, nor shall any be deemed to have been made, to Buyer with respect thereto, either by Seller or the Seller Group or by any third parties that prepared the same.

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Buyer's Initials

10.1.5                Release.  As of the Close of Escrow, subject to any representations and warranties of Seller and Seller’s obligations which continue beyond the Closing pursuant to the terms of this Agreement or Seller’s closing documents, Buyer and the Buyer Parties hereby fully and irrevocably release Seller and the Seller Group from any and all claims that the Buyer and/or Buyer Parties may have or thereafter acquire against Seller and/or the Seller Group for any cost, loss, liability, damage, expense, demand, action or cause of action ("Claims") arising from or related to any matter of any nature relating to, the Property including, without limitation, the physical condition of the Property, any latent or patent construction defects, errors or omissions, compliance with law matters, Hazardous Substances and other environmental matters within, under or upon, or in the vicinity of the Real Property, including, without limitation, any Environmental Laws.  The foregoing release by Buyer and the Buyer Parties shall include, without limitation, any Claims Buyer and/or the Buyer Parties may have pursuant to any statutory or common law right Buyer may have to receive disclosures from Seller, including, without limitation, any disclosures as to the Property's location within areas designated as subject to flooding, fire, seismic or earthquake risks by any federal, state or local entity, the presence of Hazardous Substances on or beneath the Real Property, the need to obtain flood insurance, the certification of water heater bracing and/or the advisability of obtaining title insurance, or any other condition or circumstance affecting the Property, its financial viability, use or operation, or any portion thereof.  This release includes Claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist in its favor which, if known by Buyer, would materially affect Buyer's release of the Seller and/or the Seller Group.  In connection with the general release set forth in this Section 10.1.5, Buyer specifically waives the provisions of California Civil Code Section 1542, which provides as follows:

"A general release does not extend to claims that the creditor ore releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that if known by him or her would have materially affected his or her settlement with the debtor or released party".

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Buyer's Initials

Notwithstanding anything to the contrary set forth in this Section 10.1.5, the foregoing release is not intended to and does not cover (i) any claims arising from a breach of Seller's representations or warranties set forth in this Agreement, (ii) any claims of fraud, (iii) any third party tort claims arising prior to the Closing, or (iv) any other breach by Seller of an express obligation of Seller under this Agreement which by its terms survives the Close of Escrow.

10.1.6                Natural Hazard Disclosure.  Buyer and Seller acknowledge that Seller is required to disclose if any of the Real Property lies within the following natural hazard areas or zones:  (i) a special flood hazard area designated by the Federal Emergency Management Agency; (ii) an area of potential flooding; (iii) a very high fire hazard severity zone; (iv) a wild land area that may contain substantial forest fire risks and hazards; (v) an earthquake fault or special studies zone; or (vi) a seismic hazard zone.  Buyer acknowledges that Seller will employ the services of Disclosure Source ("Natural Hazard Expert") to examine the maps and other information specifically made available to the public by government agencies and to report the results of its examination to Buyer in writing.  The written report prepared by the Natural Hazard Expert regarding the results of its examination fully and completely discharges Seller from its disclosure obligations referred to herein, and, for the purposes of this Agreement, the provisions of Civil Code Section 1103.4 regarding the non-liability of Seller for errors and/or omissions not within its personal knowledge shall be deemed to apply, and the Natural Hazard Expert shall be deemed to be an expert dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above.

10.1.7                Section 25359.7.  Buyer acknowledges and agrees that the sole inquiry and investigation Seller conducted in connection with the environmental condition of the Property is to obtain the environmental report(s) which are part of the Due Diligence Items and that, for purposes of California Health and Safety Code Section 25359.7, Seller has acted reasonably in relying upon said inquiry and investigation, and the delivery of this Agreement constitutes written notice to Buyer under such code section.

11.             Seller's Representations and Warranties.  Seller represents and warrants to Buyer as of the Effective Date and shall remake such representation and warranty as of the Closing as follows:

11.1               Formation; Authority.  Seller is duly formed, validly existing, and in good standing under laws of the state of its formation.  Seller has full power and authority to enter into this Agreement and to perform this Agreement.  The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained.  All requisite action has been taken by Seller in connection with the entering into of this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby.  The individual(s) executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof.

11.2               Leases; Contracts.  Other than the leases listed on Exhibit "I" hereto and any New Leases executed in accordance with Section 9.2 above, Seller is not currently a party to any other leases or licenses with respect to the leasing or licensing of the Property. Other than the Contracts listed on Exhibit “J” hereto and subject to Section 9.1 above, there are no contracts or agreements to which Seller is a party or by which it is bound relating to the Property that are currently in effect or will be in affect after Closing.

11.3              Code Compliance.  Except as otherwise disclosed in the Due Diligence Items or any other information made available to Buyer, to Seller's knowledge Seller has not received any written notice from any governmental agency that the Property or any condition existing thereon or any present use thereof currently violates any law or regulations applicable to the Property.

11.4            Litigation.  To Seller's knowledge, there is no litigation, arbitration or other legal or administrative suit, action, proceeding or investigation of any kind pending or threatened in writing against or involving Seller relating to the Property or any part thereof, including, but not limited to, any condemnation action relating to the Property or any part thereof.

11.5                Foreign Person.  Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.

11.6                ERISA.  Seller is not an “employee benefit plan”.

11.7              Subsequent Changes.  If Seller becomes aware of any fact or circumstance which would materially and adversely change one of its foregoing representations or warranties, then Seller will promptly give notice of such changed fact or circumstance to Buyer. Upon Buyer becoming aware, by any means, of any fact or circumstance which evidences a material breach by Seller of its representations or warranties contained herein or would otherwise constitute a material breach thereof by Seller, Buyer shall so notify Seller and if as of the Closing Date such material breach is still outstanding, then Buyer, as its sole remedy, shall have the option of (i) waiving the breach of warranty or change, and proceeding with the Close of Escrow, or (ii) terminating this Agreement, in which event the Deposit and any other funds deposited by Buyer into the Escrow and all interest earned thereon shall be returned to Buyer, and Buyer shall be responsible to pay for certain costs in accordance with the terms of Section 4.4 of this Agreement.  Notwithstanding the foregoing, if Buyer elects to proceed under clause (ii) above, Seller shall have the right, in its sole discretion, within three (3) business days following receipt of such election from Buyer, to elect by written notice to Buyer to cure such matter prior to Closing (and Seller shall have the right to delay the Closing for up to thirty (30) days to effectuate such cure), and if Seller completes such cure prior to Closing, Buyer's termination notice under clause (ii) above shall be nullified.  Any such election shall be made by Buyer not later than five (5) business days from Buyer becoming aware of such fact.  If Buyer does not so elect to terminate this Agreement pursuant to this Section 11.6, then Buyer shall be deemed to have elected to waive its rights to terminate this Agreement pursuant to this Section 11.6, elected to acquire the Property on the terms set forth in this Agreement, and waived all remedies at law or in equity with respect to any representations or warranties resulting from the facts or circumstances known to Buyer.  If the changed fact or circumstance does not evidence a material breach by Seller of its representations or warranties contained herein when made, Seller shall deliver to Buyer updated schedules, as applicable, prior to Closing and the parties shall proceed to the Closing in accordance with the terms hereof.  Notwithstanding the foregoing, if Seller's notice to Buyer pursuant to this Section 11.6 relates to any of the following changed facts or circumstances, Buyer shall not have the right to terminate this Agreement as a result of such notice and Buyer shall be deemed to have waived all remedies at law or in equity with respect to any representations or warranties resulting from the facts or circumstances disclosed by Seller in such notice: any default by any vendor under any Contract.

11.8                No Conflict.  To Seller's knowledge, neither the execution and delivery of this Agreement and the documents and instruments referenced herein, nor the occurrence of the obligations set forth herein, the consummation of this transaction, or compliance with the terms of this Agreement conflict with or result in the material breach of any terms, conditions or provisions of, or constitute a default under any contract, deed of trust, loan, limited liability company agreement, lease or other agreement or instrument to which Seller is a party.

11.9                Bankruptcy.  Seller has not (a) commenced a voluntary case, or had entered against it a petition for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statue relative to bankruptcy, insolvency or other relief for debtors, (b) caused, suffered or consulted to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and /or liquidate all or substantially all of its assets; (c) made an assignment for the benefit of creditors, (d) admitted in writing its inability to pay its debts as they come due, or (e) made an offer of settlement, extension or composition to its creditors.

11.10            Patriot Act Compliance.  Neither Seller nor, to Seller's knowledge, any of Seller's affiliates or any person, group, entity or nation that Seller is acting, directly or, to Seller's knowledge, indirectly, for or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person," or is otherwise a banned or blocked person, group, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, and Seller is not engaging in this transaction, directly or, to Seller’s knowledge, indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.  Seller is not engaging in this transaction, directly or, to Seller’s knowledge, indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering.  To Seller's knowledge, none of the funds of Seller have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Seller is prohibited by law or that the transaction or this Agreement is or will be in violation of law.  In addition, neither Seller nor, to Seller's knowledge, any of its affiliates, is (A) conducting any business or engaging in any transaction or dealing with any person appearing on the U.S. Treasury Department's OFAC list of prohibited countries, territories, "specifically designated nationals" or "blocked person" (each a "Prohibited Person") (which lists can be accessed at the following web address: http://www.ustreas.gov/offices/enforcement/ofac/), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Prohibited Person; (B) engaging in certain dealings with countries and organizations designated under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; (C) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to "Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism"; (D) a foreign shell bank or any person that a financial institution would be prohibited from transacting with under the USA PATRIOT Act; or (E) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (1) any U.S. anti-money laundering law, (2) the Foreign Corrupt Practices Act, (3) the U.S. mail and wire fraud statutes, (4) the Travel Act, (5) any similar or successor statutes or (6) any regulations promulgated under the foregoing statutes.

11.11            Seller's Knowledge.  Whenever phrases such as "to Seller's knowledge" or "Seller has no knowledge" or similar phrases are used in the foregoing representations and warranties, they will be deemed to refer exclusively to matters within the current actual (as opposed to constructive) knowledge of the Seller's Representative.  No duty of inquiry or investigation on the part of Seller or Seller's Representative will be required or implied by the making of any representation or warranty which is so limited to matters within Seller's actual knowledge, and in no event shall Seller's Representative have any personal liability therefor.

11.12            Survival.  All of the foregoing representations and warranties of Seller will survive Closing for a period of nine (9) months after the Closing Date.  No claim for a breach of any representation or warranty of Seller will be actionable or payable if (i) Buyer does not notify Seller in writing of such breach and commence a "legal action" thereon within said nine (9) months, or (ii) the breach in question results from or is based on a condition, state of facts or other matter which was actually known to Buyer prior to Closing.

12.             Buyer's Representations and Warranties.  In addition to any express agreements of Buyer contained herein, the following constitute representations and warranties of Buyer, which representations and warranties shall survive Closing:

12.1             Formation; Authority.  Buyer is duly formed, validly existing and in good standing under the laws of the state of its formation.  Buyer has full power and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby.  All requisite action has been taken by Buyer in connection with the entering into this Agreement and the instruments referenced herein, and the consummation of the transactions contemplated hereby.  The individuals executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms and conditions hereof and thereof.

12.2                Patriot Act Compliance.  Neither Buyer nor, to Buyer's knowledge, any of Buyer's affiliates or any person, group, entity or nation that Buyer is acting, directly or, to Buyer's knowledge, indirectly, for or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person," or is otherwise a banned or blocked person, group, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, and Buyer is not engaging in this transaction, directly or, to Buyer's knowledge, indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.  Buyer is not engaging in this transaction, directly or, to Buyer's knowledge, indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering.  To Buyer's knowledge, none of the funds of Buyer have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Buyer is prohibited by law or that the transaction or this Agreement is or will be in violation of law.  In addition, neither Buyer nor, to Buyer's knowledge, any of its affiliates, is (A) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Prohibited Person; (B) engaging in certain dealings with countries and organizations designated under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; (C) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to "Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism"; (D) a foreign shell bank or any person that a financial institution would be prohibited from transacting with under the USA PATRIOT Act; or (E) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (1) any U.S. anti-money laundering law, (2) the Foreign Corrupt Practices Act, (3) the U.S. mail and wire fraud statutes, (4) the Travel Act, (5) any similar or successor statutes or (6) any regulations promulgated under the foregoing statutes.

13.            Casualty and Condemnation.

13.1              Material Casualty.  In the event that prior to the Close of Escrow a material portion of the Real Property is destroyed or materially damaged, Buyer shall have the right, exercisable by giving written notice to Seller within ten (10) days after receipt of written notice of such damage or destruction, either (i) to terminate this Agreement in which event the Deposit and all interest accrued thereon shall be immediately returned to Buyer, any other money or documents in Escrow shall be returned to the party depositing the same, and the provisions of Section 4.4 shall apply, or (ii) to accept the Real Property in its then condition and to proceed with the consummation of the transaction contemplated by this Agreement, with an abatement or reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage, and to receive an assignment of all of Seller's rights to any insurance proceeds payable by reason of such damage or destruction, other than rental abatement/rent loss insurance attributable to the period of time prior to the Closing which shall be retained by or paid to Seller.  If Buyer elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such proceeds without Buyer's prior written consent.

13.2           Non‑Material Casualty.  In the event that prior to the Close of Escrow a non‑material portion of the Real Property is damaged or destroyed, Seller may, subject to the following sentence, repair or replace such damage prior to the Close of Escrow.  Notwithstanding the preceding sentence, in the event Seller elects not to or is unable to repair or replace such damage to a non-material portion of the Real Property, Seller shall notify Buyer in writing of such fact (the "Non-Repair Notice") and Buyer shall thereafter accept the Real Property in its then condition, and proceed with the transaction contemplated by this Agreement and Buyer shall receive an abatement or reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage, the aggregate amount of any uninsured damage that is not covered by Seller's insurance, and Buyer shall be entitled to an assignment of all of Seller's rights to any insurance proceeds payable by reason of such damage or destruction, other than rental abatement/rent loss insurance attributable to the period of time prior to the Closing which shall be retained by or paid to Seller.  In the event Seller does not repair or replace such damages, Seller shall not compromise, settle or adjust any claims to such proceeds without Buyer's prior written consent.

13.3               Material Condemnation.  In the event that prior to the Close of Escrow, all or any material portion of the Real Property is subject to a taking by a public or governmental authority, Buyer shall have the right, exercisable by giving written notice to Seller within ten (10) days after receiving written notice of such taking, either (i) to terminate this Agreement, in which event the Deposit and all interest accrued thereon shall be returned to Buyer, any other money or documents in Escrow shall be returned to the party depositing the same, and (ii) to accept the Real Property in its then condition, without a reduction in the Purchase Price, and to receive an assignment of all of Seller's rights to any condemnation award or proceeds payable by reason of such taking.  If Buyer elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such award without Buyer's prior written consent.

13.4                Non‑Material Condemnation.  In the event that prior to the Close of Escrow, any non-material portion of the Real Property is subject to a taking by any public or governmental authority, Buyer shall accept the Real Property in its then condition and proceed with the consummation of the transaction contemplated by this Agreement, in which event Buyer shall be entitled to an assignment of all of Seller's rights to any award or proceeds payable in connection with such taking.  In the event of any such non-material taking, Seller shall not compromise, settle or adjust any claims to such award without Buyer's prior written consent.

13.5              Materiality Standard.  For purposes of this Section 13, damage to the Real Property or a taking of a portion thereof shall be deemed to involve a material portion thereof if (a) the estimated cost of restoration or repair, as estimated by Buyer and Seller in their reasonable discretion, of such damage or the amount of the condemnation award with respect to such taking shall exceed five percent (5%) of the Purchase Price, (b) all access to the Property is lost due to such damage or condemnation, or (c) the parking remaining after such damage or condemnation is below the applicable code requirements.

13.6                Notice of Casualty and Condemnation.  Seller agrees to give Buyer prompt written notice of any taking of, proposed taking of, damage to or destruction of the Real Property.

14.                Notices.  All notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered (including by means of professional messenger service or reputable air express service utilizing receipts) or sent (i) by telecopy, receipt confirmed, or (ii) PDF via electronic mail (e-mail), and shall be deemed received upon the date of receipt thereof if received prior to 5:00 p.m. of the recipient's business day, and if not so received, shall be deemed received upon the following business day.  E-mail deliveries shall be deemed received upon entry of such message into the recipient's e-mail server.

To Seller:	c/o Flexsteel Industries, Inc. 385 Bell Street Dubuque, Iowa 52001 Attn: Mr. Marcus D. Hamilton Fax No.: (563) 556-3205

With copies to:	Allen Matkins Leck Gamble Mallory & Natsis LLP 1900 Main Street, Fifth Floor Irvine, California 92614 Attn: Brad H. Nielsen, Esq. Email: bnielsen@allenmatkins.com Fax No.: (949) 553-8354

To Buyer:	At Buyer's Notice Address set forth in the Summary of Business Terms.

With copies to:	Cochran Law Group 18301 Von Karman Avenue, Suite 270 Irvine, California 92612 Attn: Thia Cochran, Esq. Email: thia@cochranlawgroup.com Fax No.: (949) 833-9601

To Escrow Holder:	At Escrow Holder's Address set forth in the Summary of Business Terms.

Notice of change of address shall be given by written notice in the manner detailed in this Section 14.

15.                 Broker Commissions.  Upon the Close of Escrow, Seller shall pay a real estate brokerage commission to Broker with respect to this Agreement in accordance with Seller's separate agreement with said Broker, and Seller hereby agrees to indemnify, defend and hold Buyer free and harmless from and against any and all commissions or other claims Broker may assert in connection with the transactions contemplated by this Agreement.  Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no other broker or finder has been engaged by it, respectively, in connection with any of the transactions contemplated by this Agreement, or to its knowledge is in any way connected with any of such transactions.  In the event of any additional claims for brokers' or finders' fees or commissions in connection with the negotiation, execution or consummation of this Agreement, then as a covenant which shall survive the termination of this Agreement or the Close of Escrow, Buyer shall indemnify, save harmless and defend Seller from and against such claims if they shall be based upon any statement or representation or agreement by Buyer, and Seller shall indemnify, save harmless and defend Buyer if such claims shall be based upon any statement, representation or agreement made by Seller.

16.                   Default.

16.1                Default by Seller.  In the event that Seller fails to perform any of the material covenants or agreements contained herein which are to be performed by Seller within five (5) business days' following receipt of written demand from Buyer, Buyer may, at its option and as its exclusive remedy, either (i) terminate this Agreement by giving written notice of termination to Seller whereupon Escrow Holder will return to Buyer the Deposit plus Seller shall pay Buyer’s actual and reasonable out-of-pocket costs including attorneys’ fees paid by Buyer up to a maximum of One Hundred Thousand Dollars ($100,000), and both Buyer and Seller will be relieved of any further obligations or liabilities hereunder, except for those obligations which expressly survive any termination hereof, or (ii) seek specific performance of this Agreement.  If Buyer elects the remedy in subsection (ii) above, Buyer must commence and file such specific performance action in the appropriate court not later than thirty (30) days following the Closing Date.  Except as specifically set forth in this Section 16.1, Buyer does hereby specifically waive any right to pursue any other remedy at law or equity for such default of Seller, including, without limitation, any right to seek, claim or obtain actual damages, punitive damages or consequential damages.

16.2                Default by Buyer.  IN THE EVENT THE CLOSE OF ESCROW DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY DEFAULT OF BUYER, BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER.  THEREFORE BUYER AND SELLER DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT THAT BUYER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE AN AMOUNT EQUAL TO THE DEPOSIT, TOGETHER WITH THE ACCRUED INTEREST THEREON; AND, AS SELLER'S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), SAID AMOUNT SHALL BE DISBURSED TO SELLER AS THE FULL, AGREED AND LIQUIDATED DAMAGES FOR A BREACH OF THIS AGREEMENT BY BUYER WHICH RESULTS IN THE CLOSE OF ESCROW NOT OCCURRING, ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN RESPECT OF BUYER'S BREACH OF THIS AGREEMENT BEING HEREIN EXPRESSLY WAIVED BY SELLER.  SUCH PAYMENT OF THE DEPOSIT IS NOT INTENDED AS A PENALTY, BUT AS FULL LIQUIDATED DAMAGES.  NOTHING CONTAINED IN THIS SECTION SHALL LIMIT SELLER'S RIGHT TO RECEIVE REIMBURSEMENT FOR COSTS AND EXPENSES PURSUANT TO SECTION 18.5 BELOW, NOR WAIVE OR AFFECT BUYER'S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS.  NOTWITHSTANDING ANYTHING IN THE FOREGOING TO THE CONTRARY, BUYER SHALL NOT BE DEEMED TO BE IN DEFAULT IF BUYER HAS NOT DELIVERED THE CLOSING DOCUMENTS OR FUNDS TO ESCROW, AS PROVIDED IN SECTION 5.2 HEREIN, IF (A) SELLER HAS COMMUNICATED TO BUYER IN WRITING THAT IT WILL NOT CLOSE AND/OR (B) SELLER IS THEN CURRENTLY IN DEFAULT BEYOND ALL APPLICABLE NOTICE AND CURE PERIODS.

________________________ SELLER'S INITIALS	________________________ BUYER'S INITIALS

16.3               Indemnities; Defaults after Closing or Termination.  The limitations on the parties' remedies set forth in Sections 16.1 and 16.2 will not be deemed to prohibit either party from (i) specifically seeking indemnification from the other for any matter with respect to which such other party has agreed hereunder to provide indemnification or from seeking damages from such other party in the event it fails or refuses to provide such indemnification; (ii) subject to the terms, conditions and limitations of this Agreement, including, without limitation, Section 16.4 below, seeking damages incurred during the period of time after Closing that a representation or warranty given as of the Closing Date by the other party hereunder survives Closing, for the other party's breach of such representation or warranty first discovered after such Closing; or (iii) subject to the terms, conditions and limitations of this Agreement seeking damages or such equitable relief as may be available for the other party's failure to perform after any termination of this Agreement any obligation hereunder which expressly survives such termination; provided, however, that in no event whatsoever will either party be entitled to recover from the other any punitive, consequential or speculative damages.

________________________ SELLER'S INITIALS	________________________ BUYER'S INITIALS

    16.4            Limited Liability.  Notwithstanding anything to the contrary herein, Buyer on its own behalf and on behalf of its agents, members, partners, employees, representatives, officers, directors, related and affiliated entities, successors and assigns (collectively, the "Buyer Parties") hereby agrees that in no event or circumstance shall any of the Seller Group (specifically excluding Seller), Seller's property management company or affiliated or related entities of Seller have any personal liability under this Agreement.  Seller hereby agrees that in no event or circumstance shall any of the Buyer Parties (specifically excluding Buyer) have any personal liability under this Agreement.  Notwithstanding anything to the contrary contained herein:  (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation, warranty and/or covenant of Seller) under this Agreement or any documents executed pursuant hereto or in connection herewith, including, without limitation, the Exhibits attached hereto (collectively, the "Other Documents") shall, under no circumstances whatsoever, exceed two percent (2%) of the Purchase Price (the "CAP Amount"); and (b) no claim by Buyer alleging a breach by Seller of any representation, warranty and/or covenant of Seller contained herein or any of the Other Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any such representation, warranty and/or covenant, is for an aggregate amount in excess of Fifty Thousand Dollars ($50,000.00) (the "Floor Amount"), in which event Seller's liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the CAP Amount set forth in clause (a) above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then Seller shall have no liability with respect thereto.

17.               Assignment.  Buyer may not assign, transfer or convey its rights and obligations under this Agreement or in the Property without the prior written consent of Seller, and no such assignment so consented to by Seller shall relieve Buyer from its liability under this Agreement.  Notwithstanding the foregoing, Buyer may assign its rights under this Agreement without Seller's consent to an affiliated entity or an entity in which an affiliate of Buyer has a direct or indirect interest (each, an "Assignee"), provided that such Assignee expressly assumes the obligations of Buyer hereunder in a written agreement and no such assignment shall relieve Buyer of any of its liability under this Agreement.  Any assignee shall assume all of Buyer's obligations hereunder and succeed to all of Buyer's rights and remedies hereunder and any assignment and assumption must be in writing and delivered to Seller at least five (5) business days prior to the Closing Date.

18.             Miscellaneous.

18.1               Governing Law.  The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California.

18.2              Partial Invalidity.  If any term or provision or portion thereof of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision or portion thereof to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

18.3            Waivers.  No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained.  No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

18.4               Successors and Assigns.  Subject to the provisions of Section 17, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

18.5              Professional Fees.  In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party arising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit and any appeals therefrom, and enforcement of any judgment in connection therewith, including actual attorneys' fees, accounting and engineering fees, and any other professional fees resulting therefrom.

18.6            Entire Agreement.  This Agreement (including all Exhibits attached hereto) is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto.  This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute a single instrument.  Executed counterparts delivered by facsimile or email/PDF shall have the same force and effect as wet-signed original counterparts.  The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto. Buyer and Seller agree to execute, acknowledge or deliver such instruments and documents and to diligently undertake such actions as may be required in order to carry out the intent and purpose of this Agreement.

18.7            Time of Essence/Business Days.  Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and a non-curable (but waivable) default under this Agreement by the party so failing to perform.  Unless the context otherwise requires, all periods terminating on a given day, period of days, or date shall terminate at 5:00 p.m. (Pacific time) on such date or dates, and references to "days" shall refer to calendar days except if such references are to "business days" which shall refer to days which are not Saturday, Sunday or a legal holiday.  Notwithstanding the foregoing, if any period terminates on a Saturday, Sunday or a legal holiday, under the laws of the State of California, the termination of such period shall be on the next succeeding business day.

18.8            Construction.  Headings at the beginning of each paragraph and subparagraph are solely for the convenience of the parties and are not a part of the Agreement.  Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa.  This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same.  Unless otherwise indicated, all references to sections are to this Agreement.  All exhibits referred to in this Agreement are attached and incorporated by this reference.  In the event the date on which Buyer or Seller is required to take any action under the terms of this Agreement is not a business day, the action shall be taken on the next succeeding business day.

19.              Exchange.  Upon the request of a party hereto (the "Requesting Party"), the other party (the "Cooperating Party") shall cooperate at no cost or expense to the Cooperating Party with the Requesting Party in Closing the sale of the Property in accordance with this Agreement so as to qualify such transaction as an exchange of like-kind property; provided, however, the Cooperating Party shall not be required to take title to any exchange property and the Cooperating Party will not be required to agree to or assume any covenant, obligation or liability in connection therewith, the Closing hereunder shall not be delayed as a result of, or conditioned upon, such exchange, the Requesting Party shall pay all costs associated with such exchange, and the Requesting Party shall remain primarily liable under this Agreement and indemnify the Cooperating Party from any liability in connection with such exchange.

20.              Confidentiality.  Buyer agrees that, (a) except as otherwise provided or required by valid law, (b) except to the extent Buyer considers such documents or information reasonably necessary to prosecute and/or defend any claim made with respect to the Property or this Agreement, (c) except to the extent reasonably necessary to deliver such documents or information to Buyer's employees, paralegals, attorneys, potential capital partners or lenders and/or consultants in connection with Buyer's evaluation of this transaction, and (d) except to the extent such documents or information are or become a matter of public record of public knowledge from sources other than Buyer’s Representatives, (i) Buyer, Buyer's Parties, potential lenders and Buyer's agents and consultants (collectively, the "Buyer's Representatives"), shall keep the contents of any materials, reports, documents, data, test results, and other information related to the transaction contemplated hereby, including, without limitation, the Due Diligence Items and all information regarding Buyer's acquisition or ownership of the Property strictly confidential, (ii) Buyer and Buyer's Representatives shall keep and maintain the contents of this Agreement, including, without limitation, the amount of consideration being paid by Buyer for the Property strictly confidential, and (iii) Buyer and Buyer's Representatives shall refrain from generating or participating in any publicity or press release regarding this transaction without the prior written consent of Seller.  Buyer acknowledges that significant portions of the Due Diligence Items are proprietary in nature and that Seller would suffer significant and irreparable harm in the event of the misuse or disclosure of the Due Diligence Items.  Without affecting any other rights or remedies that either party may have, Buyer acknowledges and agrees that Seller shall be entitled to seek the remedies of injunction, specific performance and other equitable relief for any breach, threatened breach or anticipatory breach of the provisions of this Section 20 by Buyer or any of Buyer's Representatives.  The provisions of this Section 20 shall survive any termination of this Agreement but shall not survive the Closing except for Buyer's covenants in clauses (ii) and (iii) hereof which covenants shall survive the Closing.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year hereinabove written.

"SELLER"	Flexsteel Industries, Inc., a Minnesota corporation

	By:	/s/ Marcus D. Hamilton
Name: Marcus D. Hamilton
Title: Chief Financial Officer, Treasurer and Secretary

"BUYER"	Greenlaw Acquisitions, LLC, a California limited liability company

	By:	Greenlaw Partners, LLC, a California limited liability company

	By:	/s/ Wilbur H. Smith, III
Name: Wilbur H. Smith, III
Title: Principal

S-1

JOINDER BY ESCROW HOLDER

Escrow Holder (as defined in Section 8 of Article I above) hereby acknowledges that it has received this Agreement executed by the Seller and Buyer and accepts the obligations of and instructions for the Escrow Holder set forth herein.  Escrow Holder agrees to disburse and/or handle the Deposit, the Purchase Price and all closing documents in accordance with this Agreement.

Dated: August ____, 2019	First American Title Company

By:
Name:
Title:

S-2

EXHIBIT "A"

LEGAL DESCRIPTION

EXHIBIT "A"

EXHIBIT "A"

EXHIBIT "B"

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

(Above Space For Recorder's Use Only)

GRANT DEED

THE UNDERSIGNED GRANTOR DECLARES:
Documentary transfer tax is $______________________
(X)            computed on full value of property conveyed, or
(   )            computed on full value, less value of liens and encumbrances remaining at time of sale.
THE PROPERTY IS LOCATED IN RIVERSIDE, CALIFORNIA.

FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, ______________________________, a __________________________, hereby GRANTS to ____________________, a _____________________, that certain real property which is more particularly described on Exhibit "A" which is attached hereto.

Subject to:

1.            Nondelinquent taxes and assessments;

2.            All other covenants, conditions, and restrictions, reservations, rights, rights of way, easements, encumbrances, liens, and title matters of record or visible from an inspection of the property or which an accurate survey of the property would disclose.

Dated: __________, 20__		,
a

By:
Name:
Title:

EXHIBIT "B"

ACKNOWLEDGMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California                                )
County of ______________________ )

On _________________________, before me,  __________________________________________________________________________________________,
                                                                                                                   (insert name of notary)
Notary Public, personally appeared _________________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature  ______________________________________________________________________________                                                                                                                                                     (Seal)

EXHIBIT "B"

EXHIBIT "C-1"

TRANSFEROR'S CERTIFICATION OF NON-FOREIGN STATUS

To inform ________________________, a ________________________ ("Transferee"), that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended ("Code") will not be required upon the transfer of certain real property to the Transferee by Flexsteel Industries, Inc., a  Minnesota corporation ("Transferor"), the undersigned hereby certifies the following on behalf of the Transferor:

1.             Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

2.             Transferor's U.S. employer identification number is ____________;

3.             Transferor's office address is c/o Flexsteel Industries, Inc., 385 Bell Street, Dubuque, Iowa  52001;

4.             Transferor is not a disregarded entity as defined in § 1.1445-2(b)(2)(iii).

Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

EXHIBIT "C-1"

Under penalty of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Date: ________________, 2019

"TRANSFEROR"		,
a

By:
Name:
Title:

EXHIBIT "C-1"

EXHIBIT "C-2"

[See attached]

EXHIBIT "C-2"

TAXABLE YEAR

CALIFORNIA FORM

2019 Real Estate Withholding Certificate 593-C

Part I – Seller/Transferor Information **Return this form to your escrow company.**

Name			SSN or ITIN
Spouse's/RDP's name (if jointly owned)			Spouse's/RDP's SSN or ITIN (if jointly owned)
Address (apt./ste., room, PO box, or PMB no.)			☐ FEIN ☐ CA Corp no. ☐ CA SOS file no.
City (If you have a foreign address, see instructions.)	State	ZIP code	Ownership percentage . %
Property address (If no street address, provide parcel number and county)			

To certify that you qualify for a full or partial withholding exemption, check all boxes that apply to the property being sold or transferred. (See instructions)

Part II – Certifications which fully exempt the sale from withholding:

1. ☐ The property qualifies as the seller's/transferor's (or decedent's, if sold by the decedent's estate or trust) principal residence within the meaning of Internal Revenue Code (IRC) Section 121.

2. ☐ The seller/transferor (or decedent, if sold by the decedent's estate or trust) last used the property as the seller's/transferor's (decedent's) principal residence within the meaning of IRC Section 121 without regard to the two-year time period.

3. ☐ The seller/transferor has a loss or zero gain for California income tax purposes on this sale. To check this box you must complete Form 593-E, Real Estate Withholding-Computation of Estimated Gain or Loss, and have a loss or zero gain on line 16.

4. ☐ The property is being compulsorily or involuntarily converted and the seller/transferor intends to acquire property that is similar or related in service or use to qualify for nonrecognition of gain for California income tax purposes under IRC Section 1033.

5. ☐ The transfer qualifies for nonrecognition treatment under IRC Section 351 (transfer to a corporation controlled by the transferor) or IRC Section 721 (contribution to a partnership in exchange for a partnership interest).

6. ☐ The seller/transferor is a corporation (or a limited liability company (LLC) classified as a corporation for federal and California income tax purposes) that is either qualified through the California Secretary of State (SOS) or has a permanent place of business in California.

7. ☐ The seller/transferor is a California partnership or a partnership qualified to do business in California (or an LLC that is classified as a partnership for federal and California income tax purposes and is not a single member LLC that is disregarded for federal and California income tax purposes).

8. ☐ The seller/transferor is a tax-exempt entity under California or federal law.

9. ☐ The seller/transferor is an insurance company, individual retirement account, qualified pension/profit sharing plan, or charitable remainder trust.

Part III – Certifications that may partially or fully exempt the sale from withholding:

Real Estate Escrow Person (REEP): See instructions for amounts to withhold.

10. ☐ The transfer qualifies as a simultaneous like-kind exchange within the meaning of IRC Section 1031.

11. ☐ The transfer qualifies as a deferred like-kind exchange within the meaning of IRC Section 1031.

12. ☐ The transfer of this property is an installment sale where the buyer/transferee is required to withhold on the principal portion of each installment payment. Copies of Form 593-I, Real Estate Withholding Installment Sale Acknowledgement, and the promissory note are attached.

Seller/Transferor Signature

To learn about your privacy rights, how we may use your information, and the consequences for not providing the requested information, go to **ftb.ca.gov/forms** and search for **1131**. To request this notice by mail, call 800.852.5711.

Under penalties of perjury, I declare that I have examined the information on this form, including accompanying schedules and statements, and to the best of my knowledge and belief, it is true, correct, and complete. I further declare under penalties of perjury that if the facts upon which this form are based change, I will promptly notify the REEP.

Seller's/Transferor's Name and Title________________ Seller's/Transferor's Signature________________ Date________

Spouse's/RDP's Name________________ Spouse's/RDP's Signature________________ Date________

Seller/ Transferor If you checked any box in Part II, you are exempt from real estate withholding.

If you checked any box in Part III, you may qualify for a partial or complete withholding exemption.

Except as to an installment sale, if the seller/transferor did not check any box in Part II or Part III of Form 593-C, the withholding will be 3[1]/3% (.0333) of the total sales price or the optional gain on sale withholding amount from line 5 of Form 593, Real Estate Withholding Tax Statement. If the seller/transferor does not return the completed Form 593 and Form 593-C by the close of the real estate transaction, the withholding will be 3[1]/3% (.0333) of the total sales price, unless the type of transaction is an installment sale. If the transaction is an installment sale, the withholding will be 3[1]/3% (.0333) of the down payment.

If you are withheld upon, the REEP should give you one copy of Form 593. Attach a copy to the lower front of your California income tax return and make a copy for your records.

7131193 Form 593-C 2018

EXHIBIT "C-2"

EXHIBIT "D"

INTENTIONALLY DELETED

EXHIBIT "D"

EXHIBIT "E"

INTENTIONALLY DELETED

EXHIBIT "E"

EXHIBIT "F"

ASSIGNMENT OF CONTRACTS AND ASSUMPTION AGREEMENT

This Assignment of Contracts and Assumption Agreement (the "Assignment") is made and entered into as of this ____ day of ________, 20__ ("Assignment Date"), by and between ________________________, a _________________________________ ("Assignor"), and ________________________, a _________________________________ ("Assignee"), with reference to the following facts.

R E C I T A L S :

A.                 Assignor and ____________________, predecessor‑in‑interest to Assignee, are parties to that certain Agreement of Purchase and Sale and Joint Escrow Instructions, made and entered into as of __________, 20__ (the "Purchase Agreement"), pursuant to which Assignor agreed to sell to Assignee, and Assignee agreed to purchase from Assignor the Property.  Capitalized terms used herein and not separate defined have the meanings ascribed to them in the Purchase Agreement.

B.                 Assignee has acquired fee title to the Real Property from Assignor on the Assignment Date.  Assignor now desires to assign and transfer to Assignee all of Assignor's rights and interests in, to and under the Approved Contracts, .

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.             Assignment and Assumption.  Effective as of the Assignment Date, Assignor hereby grants, transfers, conveys, assigns and delegates to Assignee all of Assignor's rights and interests in, to and under the Approved Contracts that are set forth on Schedule 1 attached hereto and made a part hereof; provided, however, such assignment, transfer and sale shall not include any rights or claims arising prior to the Assignment Date which Assignor may have against any party to the Approved Contracts.  Assignee hereby accepts such assignment and delegation by Assignor and agrees to fully perform and assume all the obligations of Assignor under the Approved Contracts first arising from and after the Assignment Date.

2.             No Warranties.  Assignee does hereby covenant with Assignor, and represents and warrants to Assignor, that Assignor is transferring each of the Approved Contracts to Assignee (to the extent the terms of any of the Approved Contracts do not limit or restrict such right) without any warranty of any kind or nature.  This Assignment shall not be construed as a representation or warranty by Assignor as to the transferability or enforceability of the Approved Contracts, and Assignor shall have no liability to Assignee in the event that any or all of the Approved Contracts (a) are not transferable to Assignee or (b) are canceled or terminated by reason of this Assignment or any acts of Assignee.

3.             Dispute Costs.  In the event of any dispute between Assignor and Assignee arising out of the obligations of the parties under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party's costs and expenses of such dispute, including, without limitation, reasonable attorneys' fees and costs.  Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Assignment shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Assignment and to survive and not be merged into any such judgment.

EXHIBIT "F"

4.             Counterparts.  This Assignment may be executed in counterparts, each of which shall be deemed an original, and all of which shall taken together be deemed one document.  Executed counterparts delivered by facsimile or email/PDF shall have the same force and effect as wet-signed original counterparts.

5.             Survival.  This Assignment and the provisions hereof shall inure to the benefit of and be binding upon the parties to this Assignment and their respective successors, heirs and permitted assigns.

6.             No Third Party Beneficiaries.  Except as otherwise expressly set forth herein, Assignor and Assignee do not intend, and this Assignment shall not be construed, to create a third-party beneficiary status or interest in, nor give any third-party beneficiary rights or remedies to, any other person or entity not a party to this Assignment.

7.             Governing Law.  This Assignment shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the Assignment Date.

ASSIGNOR:

,
a

By:
Name:
Title:

ASSIGNEE:

,
a

By:
Name:
Title:

EXHIBIT "F"

EXHIBIT "G"

BILL OF SALE

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, ____________________, a ________________________ ("Seller"), does hereby GRANT, SELL, CONVEY, TRANSFER AND DELIVER to ____________________, a ________________________ ("Buyer"), without any warranty of any kind, any and all of Seller's rights, title and interests in and to the personal property (the "Personal Property") owned and utilized by Seller in connection with the operation and management of, and located at, the real property described in Exhibit "A" attached hereto and made a part hereof (the "Property"); provided, however, such transfer, assignment and sale shall not include any rights or claims arising prior to the date hereof which Seller may have against any person with respect to such Personal Property.

From and after the date of this Bill of Sale, it is intended by the parties that Buyer and its successors and assigns shall have the right to use, have, hold and own the Personal Property forever.  This Bill of Sale may be executed in counterparts, each of which shall be deemed an original, and all of which shall taken together be deemed one document.

Buyer hereby acknowledges, covenants, represents and warrants that Seller has made absolutely no warranties or representations of any kind or nature regarding title to the Personal Property or the condition of the Personal Property.

Buyer on behalf of itself and its officers, directors, employees, partners, agents, representatives, successors and assigns hereby agrees that in no event or circumstance shall Seller or its partners, members, trustees, employees, representatives, officers, related or affiliated entities, successors or assigns have any personal liability under this Bill of Sale, or to any of Buyer's creditors, or to any other party in connection with the Personal Property or the Property.

This Bill of Sale shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of California.  This Bill of Sale may be executed in any number of identical counterparts, all of which shall constitute one and the same document. Executed counterparts delivered by facsimile or email/PDF shall have the same force and effect as wet-signed original counterparts.

EXHIBIT "G"

IN WITNESS WHEREOF, this Bill of Sale has been executed as of this ___ day of __________, 20__.

SELLER:

,
a

By:
Name:
Title:

BUYER:

,
a

By:
Name:
Title:

EXHIBIT "G"

EXHIBIT "H"

GENERAL ASSIGNMENT

This General Assignment ("Assignment") is made as of the ____ day of ______________, 20__ ("Assignment Date"), by __________________________, a _________________________ (the "Assignor"), and __________________________, a _________________________ (the "Assignee").

Pursuant to that certain Agreement of Purchase and Sale and Joint Escrow Instructions dated as of ______________, 20__ (the "Purchase Agreement"), Assignee has this day acquired from Assignor the Property.  Capitalized terms used herein shall have the meanings ascribed to them in the Purchase Agreement.

In consideration of the acquisition of the Property by Assignee and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Assignment.  Assignor hereby assigns, transfers and sets over unto Assignee, without representation or warranty of any kind, and Assignee hereby accepts from Assignor, any and all of Assignor's right, title and interest in and to the Intangible Personal Property; provided, however, such transfer, assignment and sale shall not include any rights or claims arising prior to the Assignment Date which Assignor may have against any person with respect to the Intangible Personal Property.

2.             Dispute Costs.  In the event of any dispute between Assignor and Assignee arising out of the obligations of the parties under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party's costs and expenses of such dispute, including, without limitation, reasonable attorneys' fees and costs.  Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Assignment shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Assignment and to survive and not be merged into any such judgment.

3.             Counterparts.  This Assignment may be executed in counterparts, each of which shall be deemed an original, and all of which shall taken together be deemed one document.  Executed counterparts delivered by facsimile or email/PDF shall have the same force and effect as wet-signed original counterparts.

4.             Survival.  This Assignment and the provisions hereof shall inure to the benefit of and be binding upon the parties to this Assignment and their respective successors, heirs and permitted assigns.

5.             No Third Party Beneficiaries.  Except as otherwise expressly set forth herein, Assignor and Assignee do not intend, and this Assignment shall not be construed, to create a third-party beneficiary status or interest in, nor give any third-party beneficiary rights or remedies to, any other person or entity not a party to this Assignment.

EXHIBIT "H"

6.             Governing Law.  This Assignment shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, Assignor and Assignee have caused this instrument to be executed as of the date above-written.

ASSIGNOR:

,
a

By:
Name:
Title:

ASSIGNEE:

,
a

By:
Name:
Title:

EXHIBIT "H"

EXHIBIT "I"

LIST OF LEASES

None.

EXHIBIT "I"

EXHIBIT "J"

LIST OF SERVICE CONTRACTS

None.

EXHIBIT "J"